                                   EXHIBIT 99

                                  NEWS RELEASE

RELEASE DATE:      JANUARY 21, 2005

RELEASE TIME:      4:30 P.M.

             CAMCO FINANCIAL ANNOUNCES FOURTH QUARTER 2004 RESULTS

CAMBRIDGE, OHIO (NASDAQ: CAFI) - The net cost of restructuring certain borrowings resulted in Camco Financial Corporation ("Camco") reporting a net loss for the quarter ended December 31, 2004 of $6.6 million or a loss of $.86 per share as compared with net earnings of $588,000 or $.09 per share for the same quarter in 2003. The quarter ended December 31, 2004 included the restructuring of a significant portion of Camco's Federal Home Loan Bank (FHLB) borrowings amounting to a net loss of $1.63 per share. In addition, the quarter ended December 31, 2004 included the sale of the Ashland, Kentucky division amounting to a net gain of $.53 per share. Similar to the fourth quarter of 2004, the quarter ended December 31, 2003 included expenses associated with the restructuring of a portion of Camco's FHLB borrowings amounting to $.11 per share.

Excluding the impact of these extraordinary items, net earnings from operations for the quarter ended December 31, 2004 were $1.9 million or $.24 per share as compared with $1.4 million or $.20 per share for the same quarter in 2003, or an increase of 29%. When comparing the fourth quarter 2004 with the third quarter of 2004, net income from operations increased 27% from $1.5 million, or $.20 per share, as compared to $1.9 million or $.24 per share.

For the year ended December 31, 2004, Camco reported a net loss of $2.5 million compared with net earnings of $6.9 million for the year ended 2003. The loss per share for 2004 was $.34 versus earnings per share of $.92 for 2003. Excluding the impact of the restructuring of FHLB borrowings in 2004 and 2003 and the sale of the Ashland division in 2004, Camco's net earnings for the year ended December 31, 2004 were $5.9 million or $.79 per diluted share as compared with $7.7 million or $1.03 per share for 2003.

Camco's President & CEO, Richard C. Baylor commented, "2004 was a major transition year for Camco. The year brought significant change to the structure of our balance sheet through the acquisition of London Financial in August, which included the adoption of a State of Ohio commercial bank charter for Advantage Bank. We also completed the sale of our Ashland division in December and a major restructuring of our FHLB advances near the end of the year. In addition, the composition of our loan portfolio continues to change dramatically as we transition to more commercial and consumer lending production. We saw our percentage of commercial and consumer lending production as a percent of our total loan production increase from 26% in 2003 to 51% in 2004. We have also seen our commercial real estate production increase to $120 million in 2004, which is a substantial increase over last year. Our focus continues on this line of business through the recruiting of seasoned commercial lenders in the markets we serve. For the first time, our production of commercial and consumer lending exceeded our production of residential mortgage loans. We produced a total of $208 million in commercial and consumer loans while at the same time we produced $201 million in residential mortgage loans in 2004. The effect of this transition has been an improvement in the net interest margin. Our short-term goal is to transition our loan portfolio to 30% commercial and commercial real estate and 20% consumer with the

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remaining 50% being residential. Currently, our loan portfolio is 28% commercial and commercial real estate, 14% consumer and 58% residential. At the end of 2003, these ratios were 19%, 14% and 67%, respectively."

Mr. Baylor continued, "We continue to execute our strategic plan to effectively transition our balance sheet composition through the funding of higher yielding commercial, commercial real estate, and consumer loans with lower cost transaction-based deposit accounts, thereby producing higher net interest margins. With rates moving upward in 2004, we were pleased to maintain our certificates of deposit as a percentage of total deposits at 54%, which was the same ratio at the end of 2003. At the same time we were able to maintain our total cost of deposits at 2.10% in 2004."

REVIEW OF SIGNIFICANT AREAS:

NET INTEREST MARGIN - In 2005 as short-term interest rates appear poised to increase, management expects the net interest margin to continue improving. This improvement is predicated on Camco's continued emphasis on growth in the commercial, commercial real estate and consumer loan portfolios; effective cost of funds management, emphasizing lower cost, transaction - based, deposit accounts; and the beneficial effects of the significant restructuring of FHLB borrowings that occurred at the end of 2004. For fiscal 2004, the net interest margin increased to 2.49% from 2.34% for 2003. On a linked quarter basis, the net interest margin increased from 2.44% for the third quarter 2004 to 2.55% for the fourth quarter 2004. This increase was due primarily to the beneficial impact of our asset sensitive balance sheet in a rising rate environment, the transition in the loan portfolio composition, and the diligent management of our cost of funding.

          NASDAQ: CAFI - EMAIL: camco@camco.cc - www.camcofinancial.com

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In December of 2004, $144 million in FHLB borrowings having a weighted average rate of 6.25% and weighted average term of 5.61 years were restructured. The prepayment penalty net of related tax benefit was $12.5 million. The FHLB borrowings were replaced with a structured FHLB borrowing, having maturities extending to 5 years with a weighted average cost of 3.59%. Management anticipates the impact from the FHLB restructuring to increase the net interest margin in 2005 by approximately 31 basis points.

NON-INTEREST INCOME - For the year ended December 31, 2004, non-interest income was $13.7 million versus $11.4 million for the same period last year. Non-interest income for 2004 included the sale of our Ashland, Kentucky banking division which resulted in a pretax gain of $6.1 million. Excluding the sale of the Ashland banking division, non-interest income would have decreased from $11.4 million in 2003 to $7.6 million in 2004. This decrease of $3.8 million was primarily attributable to a smaller gain on the sale of loans, as a result of fewer loans being sold into the secondary market, as well as a reduction in title agency revenue, all due to lower residential loan production levels. $118 million in loans were sold in the secondary market in 2004 versus $279 million in loans sold in 2003, with the gain on these sales being $819,000 versus $3.6 million, respectively. Due to lower production levels, the title agency revenue was down approximately $818,000 in 2004.

The value of mortgage servicing rights increased $402,000 in 2004 versus an increase of $543,000 in 2003. At year-end 2004, Camco serviced $576 million of residential loans for others, slightly more than the $570 million serviced at the end of 2003.

          NASDAQ: CAFI - EMAIL: camco@camco.cc - www.camcofinancial.com

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OPERATING EXPENSES - For the year ended December 31, 2004, operating expenses were $41.7 million versus $23.7 million for 2003. If expenses were adjusted in 2004 and 2003 for FHLB restructuring prepayment fees, operating expenses would be $22.8 million and $22.4 million, respectively, which represents a 2% increase. The primary reason for this small increase in core operating expenses was a reduction in employee compensation and benefits from $14 million to $13 million. The reduction in employee compensation and benefits was primarily due to lower incentives and commissions on reduced loan production from prior year levels. The reduction to compensation expense related to direct loan origination costs has decreased substantially due to the drop in residential loan production, as this offset to expense decreased from $3.5 million in 2003 to $2.2 million in 2004 or approximately 37%. Occupancy and equipment expenses have decreased from $3.8 million in 2003 to $3.4 million in 2004, a decrease of approximately 10% as management utilized current infrastructure more efficiently and continued to capitalize on past investments in technology.

ASSET QUALITY - Non-performing loans as a percentage of loans decreased from 1.69% at December 31, 2003 to 1.17% at December 31, 2004. The allowance for loan losses as a percentage of loans has increased from 71 basis points at December 31, 2003 to 78 basis points at December 31, 2004. Significant resources have been devoted to a continuing reduction of non-performing assets. At December 31, 2004, approximately 66% of all non-performing loans were single family home loans.

STRATEGIC VISION - Camco continues to actively execute and manage it's long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing commercial, commercial real estate, and consumer loan portfolios as well as transaction-based deposits. Critical to the strategy is the growth

          NASDAQ: CAFI - EMAIL: camco@camco.cc - www.camcofinancial.com

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of the balance sheet and the corresponding increase in net interest margin.
Complementary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.07 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia.

          NASDAQ: CAFI - EMAIL: camco@camco.cc - www.camcofinancial.com

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Additional information about Camco Financial may be found on Camco's web site:
www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIALS ATTACHED.

                           Camco Financial Corporation
            Condensed Consolidated Statements of Financial Condition
               (In thousands, except for per share data and shares
                                  outstanding)

                 (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)      Audited
                   12/31/04       9/30/04        6/30/04        3/31/04       12/31/03
                 -----------    -----------    -----------    -----------    -----------
Assets

Cash and Cash
 Equivalents     $    42,894    $    45,291    $    38,192    $    38,761    $    53,711
Investments          108,429        117,370        124,694        129,573        113,758

Loans Held for
 Sale                  2,837          4,386          4,805          8,908          5,457

Loans
 Receivable          840,305        898,355        838,699        817,252        805,266
Allowance for
 Loan Loss            (6,476)        (6,398)        (5,528)        (5,460)        (5,641)
                 -----------    -----------    -----------    -----------    -----------
   Loans
    Receivable,
    Net              833,829        891,957        833,171        811,792        799,625
Goodwill               6,736          7,023          2,953          2,953          2,953
Other Assets          71,039         68,078         64,902         65,036         63,647
                 -----------    -----------    -----------    -----------    -----------

Total Assets     $ 1,065,764    $ 1,134,105    $ 1,068,717    $ 1,057,023    $ 1,039,151
                 ===========    ===========    ===========    ===========    ===========

Liabilities

Deposits         $   667,778    $   728,918    $   677,567    $   669,046    $   671,274
Borrowed Funds       295,310        291,719        289,712        283,280        262,735
Other
 Liabilities          13,355         16,440          9,715         11,704         12,599
                 -----------    -----------    -----------    -----------    -----------
Total
 Liabilities         976,443      1,037,077        976,994        964,030        946,608

Stockholders
 Equity               89,321         97,028         91,723         92,993         92,543
                 -----------    -----------    -----------    -----------    -----------
Total
 Liabilities
 and
 Stockholders'
 Equity          $ 1,065,764    $ 1,134,105    $ 1,068,717    $ 1,057,023    $ 1,039,151
                 ===========    ===========    ===========    ===========    ===========

Stockholders'
 Equity to
 Total Assets           8.38%          8.56%          8.58%          8.80%          8.91%

Total Shares
 Outstanding       7,663,153      7,640,505      7,358,888      7,352,151      7,332,423

Book Value Per
 Share           $     11.66    $     12.70    $     12.46    $     12.65    $     12.62

                           Camco Financial Corporation
                  Condensed Consolidated Statements of Earnings
                              Quarterly Information
        (In thousands, except for per share data and shares outstanding)

                  3 Months     3 Months     3 Months     3 Months      3 Months
                    Ended        Ended        Ended        Ended        Ended
                   12/31/04     9/30/04      6/30/04      3/31/04      12/31/03
                 (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)   (Unaudited)
                 -----------  -----------  -----------  -----------   -----------
Interest
 Income:
  Loans            $12,188      $11,860      $11,469      $ 11,415      $11,485
  Mortgage-
   backed
   securities      $   785      $   833      $   791      $    607      $   664
  Investment
   securities      $   178      $   209      $   203      $    182      $   251
  Interest-
   bearing
   deposits and
   other           $   610      $   571      $   522      $    525      $   522
                   -------      -------      -------      --------      -------
    Total
     Interest
     Income         13,761       13,473       12,985        12,729       12,922
                   -------      -------      -------      --------      -------

Interest
 Expense:
  Deposits           3,723        3,570        3,303         3,349        3,577
  Borrowings         3,355        3,497        3,406         3,309        3,705
                   -------      -------      -------      --------      -------
    Total
     Interest
     Expense         7,078        7,067        6,709         6,658        7,282
                   -------      -------      -------      --------      -------
Net Interest
 Income              6,683        6,406        6,276         6,071        5,640
Provision for
 Losses on
 Loans                 855          255          255           255          516
                   -------      -------      -------      --------      -------
Net Interest
 Income After
 Provision for
 Loan Losses         5,828        6,151        6,021         5,816        5,124
                   -------      -------      -------      --------      -------

Noninterest
 Income
  Late charges,
   rent and
   other               585          623          600           640          620
  Loan
   servicing
   fees                381          373          379           386          392
  Service
   charges and
   other fees
   on deposits         404          407          327           272          279
  Gain on sale
   of loans            140          189           29           276          350
  Valuation of
   mortgage
   servicing
   rights - net        269          206          214          (102)         355
  Gain on sale
   of
   investment,
   mbs & fixed
   assets            6,653          106          134           (13)          66
  Gain on sale
   of real
   estate acq'd

   through
   foreclosure         123           10           20            77          123
                   -------      -------      -------      --------      -------
   Total
    noninterest
    income           8,555        1,914        1,703         1,536        2,185
                   -------      -------      -------      --------      -------
Non interest
 expense
  Employee
   compensation
   and benefits      2,655        2,763        2,672         2,996        2,338
  Occupancy and
   equipment           821          867          828           874          991
  Data
   processing          331          320          325           342          337
  Advertising          225          387          181           254          209
  Franchise
   taxes               201          283          294           214          211
  Other
   operating(1)      1,317        1,307        1,194         1,190        1,128
  FHLB
   prepayment
   penalty          18,879            0            0             0        1,292
                   -------      -------      -------      --------      -------
   Total
    noninterest
    expense         24,429        5,927        5,494         5,870        6,506
                   -------      -------      -------      --------      -------
Net Income -
 Before Income
 Tax               (10,046)       2,138        2,230         1,482          803
  Provision for
   income taxes     (3,476)         670          698           448          215
                   -------      -------      -------      --------      -------
Reported Net
 Income             (6,570)       1,468        1,532         1,034          588
                   -------      -------      -------      --------      -------
Adjusted for
 non-recurring
 items
  Sale of
   branches and     (4,024)
   Prepayment
    costs (net
    of tax)         12,460            0            0             0          853
                   -------      -------      -------      --------      -------
Net Earnings
 from
 Operations          1,866        1,468        1,532         1,034        1,441
                   =======      =======      =======      ========      =======
Earnings Per
 Share
 Reported:
          Basic     ($0.86)       $0.20        $0.21         $0.14        $0.09
        Diluted     ($0.85)       $0.19        $0.21         $0.14        $0.09
Earnings Per
 Share
 Operations:
          Basic      $0.24        $0.20        $0.21         $0.14        $0.20
        Diluted      $0.24        $0.19        $0.21         $0.14        $0.19

         Basic
      Weighted
     Number of
        Shares
    Outstanding  7,645,005    7,513,890    7,357,635     7,345,340    7,355,576

       Diluted
      Weighted
     Number of
        Shares
    Outstanding  7,684,500    7,559,916    7,403,929     7,414,616    7,440,603

(1) December 2004 and 2003 includes FHLB prepayment fees of $18,879 and $1,292 respectively

                           Camco Financial Corporation
                         Selected Ratios and Statistics
                    Periods Ended December 31, 2004 and 2003
        (In thousands, except for per share data and shares outstanding)

                             12 Months   12 Months   3 Months     3 Months
                               Ended       Ended       Ended        Ended
                             12/31/04    12/31/03    12/31/04     12/31/03
                            (Unaudited) (Unaudited) (Unaudited)  (Unaudited)
                             ---------   ---------   ---------    ---------
Reported:
Return on Average Equity       -2.70%       7.17%      -6.86%       2.52%

Return on Average Assets       -0.24%       0.65%      -0.60%       0.23%

Interest Rate Spread            2.26%       2.06%       2.33%       2.04%

Net Interest Margin             2.49%       2.34%       2.55%       2.30%

Yield on earning assets         5.17%       5.43%       5.25%       5.24%

Cost of deposits                2.09%       2.46%       2.16%       2.23%

Cost of funds                   4.89%       5.56%       4.81%       5.53%

Noninterest
 expense/average assets         3.89%       2.23%       8.83%       2.51%

Efficiency Ratio              111.18%      67.61%     160.32%      83.14%

Non performing assets to
 total assets                   1.14%       1.45%       1.14%       1.45%

Non performing loans to
 total net loans including
 lhfs                           1.17%       1.69%       1.17%       1.69%

Allowance for loan losses
 to total loans                 0.78%       0.71%       0.78%       0.71%

Operations:

Return on Average Equity        6.23%       7.38%       7.63%       5.93%

Return on Average Assets        0.55%       0.65%       0.68%       0.53%

                           Camco Financial Corporation
                           Averages for Quarters Ended
                           December and September 2004
        (In thousands, except for per share data and shares outstanding)

                                     Average Table - Quarter Ended
                        --------------------------------------------------------
                                Dec 31, 2004                Sept 30, 2004
                        --------------------------------------------------------
                         Average              Yield/   Average              Yield/
                         Balance    Interest   Rate    Balance    Interest   Rate
                        ---------   --------  ------   -------    --------  ------
Interest - Earning
 Assets:
  Loans held for sale       4,326                         5,150
  Loans receivable -
   net                    869,716    12,188    5.58%    863,595    11,860    5.46%
  Mortgage-backed
   securities              87,825       785    3.58%     93,121       833    3.58%
  Investment
   securities              24,655       178    2.89%     27,358       209    3.06%
  Interest-bearing
   deposits and other      61,389       610    3.97%     62,477       571    3.66%
                        ---------    ------    ----   ---------    ------    ----
    Total interest
     earning assets     1,047,911    13,761    5.25%  1,051,701    13,473    5.12%
                        ---------    ------    ----   ---------    ------    ----
Noninterest-earning
 assets                    55,825                        51,629
                        ---------                     ---------
Total Assets            1,103,736                     1,103,330
                        =========                     =========
Interest-Bearing
 Liabilities:
  Deposits                690,919     3,723    2.16%    681,633     3,570    2.09%
  Advances                278,873     3,355    4.81%    291,898     3,497    4.79%
                        ---------    ------    ----   ---------    ------    ----
    Total interest-
     bearing
     liabilities          969,792     7,078    2.92%    973,531     7,067    2.90%
                        ---------    ------    ----   ---------    ------    ----
Noninterest-bearing
 sources:
  Noninterest-bearing
   liabilities             38,163                        32,771
  Shareholders' equity     95,781                        97,028
                        ---------                     ---------
Total Liabilities and
 Shareholders' Equity   1,103,736                     1,103,330
                        =========                     =========
Net Interest Income &
 Margin                               6,683    2.55%                6,406    2.44%
                                      =====    ====                 =====    ====

Contact:
     Camco Financial Corporation
     Richard C. Baylor, 740-435-2040
     Mark A. Severson, 740-435-2055